Exhibit 99.1

ARCA BIOPHARMA RECEIVES FDA ORPHAN DRUG DESIGNATION FOR RNAPC2 AS A POTENTIAL TREATMENT FOR EBOLA

rNAPc2 Previously Demonstrated Post-Exposure Efficacy in NHP Models of Ebola HFV

rNAPc2 Previously Tested in Over 700 Human Patients in Nine Phase 1 and 2

Cardiovascular Disease Clinical Trials

rNAPc2 Potentially Inhibits the Human Body’s Catastrophic Response to Hemorrhagic

Fever Viruses Like Ebola

Westminster, CO, December 10, 2014 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that the U.S. Food and Drug Administration (FDA) Office of Orphan Products Development has granted orphan drug designation to rNAPc2 as a potential treatment of viral hemorrhagic fever post-exposure to Ebola virus. The drug candidate has previously demonstrated post-exposure efficacy in non-human primate models of Ebola hemorrhagic fever virus (HFV). rNAPc2 was originally developed as a cardiovascular therapy for thrombosis and other indications. As a result, it has an extensive human clinical record, and has been safely tested in over 700 human patients in nine Phase 1 and 2 clinical trials for cardiovascular disease.

Orphan drug designation is granted by the FDA Office of Orphan Products Development to novel drugs or biologics that treat rare diseases or conditions affecting fewer than 200,000 individuals in the U.S. The designation provides the drug developer with a seven-year period of U.S. marketing exclusivity upon marketing approval, as well as certain financial incentives that can help support its development.

About rNAPc2

rNAPc2 (Recombinant Nematode Anticoagulation Protein c2) is a potent and selective inhibitor of tissue factor (TF), the protein responsible for initiating the extrinsic coagulation pathway, the primary coagulation mechanism in humans. The rationale for rNAPc2 as a HFV therapy arises from the role of TF in HFV mediated disseminated intravascular coagulation (DIC), an often fatal complication of the HFV disease syndrome that leads to spontaneous hemorrhage. Previous research studies have shown that abnormal activation of TF is a common element of the host response to infection from Ebola, Marburg and other HFVs. This activation of TF results in a systemic consumption coagulopathy and related inflammation, which is believed to be partially responsible for the high morbidity and mortality caused by these infections. rNAPc2 was identified as a potential therapeutic for HFV infection because of its unique mechanism of action in inhibiting TF.

Previously, pilot studies of rNAPc2 in non-human primates demonstrated potential efficacy against two of the most deadly known HFVs, Ebola and Marburg. The results of these studies demonstrated that, when administered as a post-exposure therapy, rNAPc2 showed evidence of efficacy in improving survival and inhibiting the DIC process. Additionally, in these studies, rNAPc2 demonstrated anti-inflammatory and anti-viral properties.

ARCA is currently exploring options for the development of rNAPc2 including seeking development partners, out-licensing the compound and applying for grant or government funding. ARCA is not actively developing rNAPc2 for any indications and has no plans to begin such development without securing a partnership, an out-licensing agreement or receiving grant or government funding.

rNAPc2 Publications

1.	Geisbert TW, Hensley LE, Jahrling PB, Larsen T, Geisbert JB, Paragas J, Young HA, Fredeking TM, Rote WE, Vlasuk GP. Treatment of Ebola virus infection with a recombinant inhibitor of factor VIIa/tissue factor: a study in rhesus monkeys. Lancet. 2003;362(9400):1953-8.

2.	Geisbert TW, Daddario-DiCaprio KM, Geisbert JB, Young HA, Formenty P, Fritz EA, Larsen T, Hensley LE. Marburg virus Angola infection of rhesus macaques: pathogenesis and treatment with recombinant nematode anticoagulant protein c2. J Infect Dis. 2007;196 Suppl 2:S372-81.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding, the potential for rNAPc2 to be developed for, or to effectively treat hemorrhagic fever viruses, including Ebola, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2013, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

###